Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 15, 2022 by and between NeoGenomics, Inc. (the “Company”) and Christopher Smith (the “Executive”).

WHEREAS, the Executive possesses certain experience and expertise that qualifies him to provide the direction and leadership required by the Company; and

WHEREAS, the Company desires to employ the Executive as Chief Executive Officer of the Company and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.Position and Duties.

(a)Effective as of the date hereof, the Executive will be employed by the Company and NeoGenomics Laboratories, Inc., its primary operating subsidiary, on a full-time basis, as its Chief Executive Officer or such other position or positions as the Company may determine in the future. The Executive will report to and be subject to the general supervision and direction of the Board of Directors of the Company (the “Board”). In addition, the Executive may be asked from time to time to serve in similar capacities for one or more of the Company’s Affiliates or as a director or officer of one or more of the Company’s Affiliates, each without further compensation. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(b)The Executive agrees to perform the duties of his position and such other duties as may reasonably be assigned to the Executive from time to time. The Executive also agrees that, while employed by the Company, he or she will devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of his duties and responsibilities for them; provided, however, that the Executive may, (i) without advance approval, participate in charitable activities and passive personal activities and (ii) with the prior written approval by the Board, serve as a member of the board of directors of one other publicly-traded organization, provided that such activities do not, individually or in the aggregate, interfere with the performance of the Executive’s duties under this Agreement, are not in conflict with the business interests of the Company or any of its Affiliates, and do not violate the terms of the Restrictive Covenant Agreement. Notwithstanding anything to the contrary in this Agreement, the Executive may continue the activities set forth on Annex A.

(c)The Executive agrees that, while employed by the Company, he or she will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to his position, as in effect from time to time.

(d)The Executive’s principal place of employment shall initially be Castle Rock, Colorado. Notwithstanding the foregoing, the Executive acknowledges that the Executive’s duties and responsibilities shall require the Executive to travel on business to fully perform the Executive’s duties and responsibilities hereunder.

2.Compensation and Benefits. During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company and its Affiliates, the Company will provide the Executive the following compensation and benefits:

(a)Base Salary. The Company will pay the Executive a base salary at the rate of $1,000,000 per year, payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Board or the Compensation Committee thereof (the “Compensation Committee”) in its discretion (as adjusted, from time to time, the “Base Salary”).

(b)Bonus Compensation. For each fiscal year completed during the Executive’s employment under this Agreement, the Executive will be eligible to earn an annual bonus. The Executive’s target bonus will be 100% of the Base Salary (the “Target Bonus”), subject to adjustment from time to time by the Board or the Compensation Committee, with the actual amount of any such bonus to be determined by the Board or the Compensation Committee in its discretion, based on the Executive’s performance and/or the Company’s performance against goals established by the Board or the Compensation Committee. In order to receive any annual bonus hereunder, the Executive must be employed on the last day of the fiscal year to which the annual bonus relates, except that, if the Executive’s employment is terminated by the Company for Cause following the end of the fiscal year to which such annual bonus relates and before such bonus is paid to the Executive, the Executive shall not be entitled to any payment hereunder. Any annual bonus, to the extent earned, shall be paid not later than March 15th of the year following the year to which such bonus relates.

(c)Inducement Award. As an inducement for the Executive to commencement employment with the Company, subject to approval by the Board or the Compensation Committee, the Executive will be granted inducement awards with an aggregate target value equal to approximately $8,500,000.00, with approximately one-half of the inducement grant to be in the form of restricted stock and one-half in the form of stock options. The number of shares of restricted stock and shares underlying stock options granted in respect of the inducement equity grants shall be determined according to the Company’s customary practice for valuing equity grants and any shares of restricted stock or stock options granted in respect of the inducement equity grants shall vest ratably on an annual basis over a period of four years from the date of the grant, so long as the Executive remains employed by the Company through the applicable vesting date. Stock options granted in respect of the inducement equity grant shall be treated as non‐qualified stock options. The inducement equity grants will be subject to the terms of the award agreements evidencing such grants and the plan (if any) under which they are granted. In the event of a conflict between the terms of this subection (c) and the terms of such agreements or plan (if any), the agreements or plan (if any) shall control.
(d)Relocation Benefits. The Executive will relocate to the Southwest Florida by June of 2023 or such other time frame mutually agreed upon between the Executive and the Board (the “Relocation Period”). The Executive shall be entitled to relocation benefits, up to $400,000.00, and any additional amounts approved by the Company’s Culture & Compensation Committee for temporary housing, and such additions thereto as mutually agreed to by the Executive and the Board (or the Compensation Committee). In any event, the Company shall reimburse the Executive for the costs of physical packing and moving expenses for household goods and vehicles, temporary housing, house hunting travel, transition coaching services, and closing costs on the sale of the Executive’s current residence. The Company shall gross up for tax purposes any income taxable to the Executive pursuant to the payment or benefits provided under this Section 2(d) (other than any gain on any sale of the Executive’s current residence), so that the economic benefit is the same to the Executive as if such payment or benefits were provided on a non‐ taxable basis to the Executive. All amounts payable under this Section 2(d) shall be subject to the Executive’s presentment to the Company of appropriate documentation in accordance with the Company’s expense reimbursement policy, payment allowance in accordance with the Company’s payroll procedures, and otherwise in accordance with the terms of the Company’s relocation policy applicable to senior executives. If the Executive terminates his employment with the Company (other than for Good Reason) within twelve (12) months of the Original Start Date, with the exception of temporary housing and related temporary reimbursed expenses, the Executive shall repay the Company one hundred percent (100%) of the permanent relocation reimbursed expenses. If the Executive terminates his employment with the Company (other than for Good Reason) within twelve (12) to twenty‐ four (24) months of the Original Start Date, the Executive shall repay the Company fifty percent (50%) of the permanent relocation reimbursed expenses. In the event the Executive’s employment is terminated by the Company without Cause, the Executive will not be required to repay any portion of the permanent relocation reimbursed expenses.

(e)Participation in Employee Benefit Plans. The Executive will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., a severance pay plan). The Executive’s participation will be subject to the terms of the applicable plan documents and generally
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applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(f)Vacations. The Executive will be entitled to vacation and/or paid time- off in accordance with the policies of the Company, as in effect from time to time.

(g) Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company from time to time and to such reasonable substantiation and documentation as may be specified by the Company from time to time. The Executive’s right to payment or reimbursement under this Agreement shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

3.Confidentiality, Non-Solicitation and Non-Compete Agreement. The Executive agrees to the terms of the Confidentiality, Non-Solicitation and Non-Compete Agreement (the “Restrictive Covenant Agreement”) attached hereto as Addendum A and has signed the Restrictive Covenant Agreement. The Restrictive Covenant Agreement is hereby incorporated into and made a part of this Agreement. The Executive acknowledges and agrees that the provision of employment under this Agreement, the compensation provided under this Agreement and the execution by the Company of this Agreement constitute full, adequate and sufficient consideration to Executive for the Executive’s duties, obligations and covenants under this Agreement and under the Restrictive Covenant Agreement.

4.Termination of Employment. The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a)By the Company For Cause. The Company may terminate the Executive’s employment for Cause upon notice to the Executive setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following, as determined by the Company in its reasonable judgment: (i) failure to materially perform and discharge the duties and responsibilities of the Executive under this Agreement after receiving written notice and allowing the Executive ten (10) business days to cure such failure, if so curable, provided, however, that after one such notice has been given to the Executive and the ten (10) business day cure period has lapsed, the Company is no longer required to provide time to cure subsequent failures under this provision; (ii) any breach by the Executive of a material provision of this Agreement or any provision of the Restrictive Covenant Agreement; (iii) misconduct which, in the good faith opinion and sole discretion of the Board, is injurious to the Company; (iv) commission or indictment of a felony involving the personal dishonesty or moral turpitude of Executive; or a determination by the Board, after consideration of all available information, that Executive has knowingly violated Company policies or procedures involving discrimination, harassment, or work place violence; (v) engagement in illegal drug use or alcohol abuse which prevents the Executive from performing his duties in any manner; (vi) any misappropriation, embezzlement or conversion of the Company’s opportunities or property by the Executive; or (vii) willful misconduct, recklessness or gross negligence by the Executive in respect of the duties or obligations of the Executive under this Agreement and/or Restrictive Covenant Agreement. Any termination for Cause pursuant to this Section shall be given to the Executive in writing and shall set forth in detail all acts or omissions upon which the Company is relying to terminate the Executive for Cause.

(b)By the Company Without Cause. The Company may terminate the Executive’s employment at any time other than for Cause upon written notice to the Executive.

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(c)By the Executive for Good Reason. The Executive may terminate his employment for Good Reason, provided that (i) the Executive provides written notice to the Company, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within thirty (30) days of the initial existence of such condition, (ii) the condition remains uncured by the Company for a period of thirty (30) days following such notice and (iii) the Executive terminates his employment, if at all, not later than thirty (30) days after the expiration of such cure period. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s consent: (i) a material diminution in the Executive’s Base Salary; (ii) a material diminution in the Executive’s title, authority, duties, or responsibilities; (iii) a change of more than fifty (50) miles in the geographic location which Executive must perform services; or (iv) any breach by Company of a material provision of this Agreement.

(d)By the Executive Without Good Reason. The Executive may terminate his without Good Reason at any time upon sixty (60) days’ notice to the Company. The Company may elect to waive such notice period or any portion thereof.

(e)Death and Disability. The Executive’s employment hereunder shall automatically terminate in the event of the Executive’s death during employment. The Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for a period of ninety (90) days during any period of three hundred sixty-five (365) consecutive days. If any question shall arise as to whether the Executive is disabled to the extent that he or she is unable to perform substantially all of his duties and responsibilities for the Company and its Affiliates, the Executive shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and the Executive fails to submit to the requested medical examination, the Company’s good faith, reasonable determination of the issue shall be binding on the Executive.

5.Other Matters Related to Termination.

(a)Final Compensation. In the event of termination of the Executive’s employment with the Company, howsoever occurring (except as provided in subclause (iv) below), the Company shall pay the Executive (i) the Base Salary for the final payroll period of his employment, through the date his employment terminates; (ii) reimbursement, in accordance with Sections 2(d) and Section 2(g) hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the date his employment terminates, provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the date his employment terminates, and provided further that such expenses are reimbursable under Company policies then in effect; and (iii) other than in the case of a termination by the Company for Cause, with respect to any termination that occurs after December 31st of a year and prior to the time that annual bonuses are paid to employees with respect to such year, any annual bonus earned for the fiscal year prior to the fiscal year in which such termination occurs, which shall be payable at the same time as annual bonuses are paid to active employees of the Company (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 5(a)(iii), Final Compensation will be paid to the Executive within thirty (30) days following the date of termination or such shorter period required by law.

(b)Severance Payments (Other than Terminations Occurring During the Change in Control Period). In the event of a termination of the Executive’s employment pursuant to Section 4(b) or Section 4(c) above, other than any such termination occurring during the Change in Control Period (as defined below), the Company will pay and/or provide to the Executive, in addition to Final Compensation, the following severance payments and/or benefits, (i) an amount equal to one (1) times the Base Salary (the “Base Severance”); (ii) an amount equal to one (1) times the Target Bonus (the “Bonus Severance”); (iii) provided that the Executive timely elects to continue his coverage and that of any eligible dependents in the Company’s group
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health plans under the federal law known as “COBRA” or similar state law, a monthly amount equal to one hundred percent (100%) of monthly COBRA premiums, together with the two percent (2%) administration fee, until the earliest of (x) the date that is twelve (12) months following the date that the Executive’s employment terminates, (y) the date that the Executive and the Executive’s eligible dependents cease to be eligible for such COBRA coverage under applicable law or plan terms and (z) the date on which the Executive obtains health coverage from another employer (the “Health Continuation Benefits”); and (iv) with respect to any outstanding Company equity-based award the vesting of which is based solely on continued employment or service with the Company (each such award, a “Time-Based Equity Award”), accelerated vesting of the portion of each Time-Based Equity Award that would have vested by its terms in the twelve (12)-month period following the date the Executive’s employment terminates had the Executive remained continuously employed.

(c)Severance Payments (Terminations Occurring During the Change in Control Period). In the event of a termination of the Executive’s employment pursuant to Section 4(b) or 4(c) above occurring during the twenty-four (24)-month period that follows or the three (3)-month period that precedes a Change in Control (such period, the “Change in Control Period”), in lieu of the payments and benefits set forth in Section 5(b) above, the Company will pay and/or provide to the Executive, in addition to the Final Compensation, (i) an amount equal to three (3) times the Base Salary (the “Enhanced Base Severance”); (ii) an amount equal to the Bonus Severance; (iii) the Health Continuation Benefits; and (iv) the vesting of all outstanding unvested Time-Based Equity Awards will accelerate in full as of immediately prior to the date the Executive’s employment terminates or, in the case of termination during the three (3)-month period that precedes a Change in Control, upon such Change in Control, and all outstanding options to purchase common stock of the Company will remain exercisable for one year following such termination (or, if earlier, the end of the term of such option award). In the event Executive’s employment terminates pursuant to Section 4(b) or 4(c) above during the three (3)-month period that precedes a Change in Control and Executive receives payments and/or benefits under Section 5(b) above (the “Pre-Change in Control Severance Benefits”), any payments and/or benefits owed to Executive under Section 5(c)(i) through 5(c)(iii) shall be reduced by the Pre-Change in Control Severance Benefits. In no event shall there be a duplication of payments and/or benefits under Section 5(b) and Section 5(c) of this Agreement. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (i) any “person” or “group” (as defined in Section 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) together with their affiliates become the ultimate “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of voting stock of the Company representing more than fifty percent (50%) of the voting power of the total voting stock of the Company; (ii) the consummation of a merger or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or a consolidation which would result in the voting stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or the parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or the parent thereof, outstanding immediately after such merger or consolidation; (iii) the stockholders of the Company approve a plan of complete liquidation or winding up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iv) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new member of the Board (other than a member of the Board designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections (i), (ii) or (iii) of this definition) whose election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the members of the Board at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof. To the extent required to comply with Section 409A (as defined below), a “Change in Control” must also meet the requirements of a “change in control event”, within the meaning of Treas. Reg. § 1.409A-3(i)(5).

(d)Conditions To And Timing Of Severance Payments. Any obligation of the Company to provide the Executive the payments and benefits set forth in Section 5(b) or 5(c) above is conditioned on his signing and returning, without revoking, to the Company a timely and effective separation agreement containing a general release of claims and other customary terms in the form provided to the Executive by the Company at the time that the Executive’s
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employment terminates (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date the Executive’s employment terminates. Any Base Severance or Enhanced Base Severance to which the Executive is entitled will be payable in the form of salary continuation over the twelve (12)-month period following the date that the Executive’s employment terminates in accordance with the normal payroll practices of the Company. The first such payment will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date that the Executive’s employment terminates, but will be retroactive to the day following such date of termination. The Bonus Severance will be payable in a lump sum payment on the Company’s next payday following the expiration of sixty (60) calendar days from the date that the Executive’s employment terminates. The Health Continuation Payments shall be made on a monthly basis, commencing on the date following the expiration of sixty (60) calendar days from the date that the Executive’s employment terminates, and any accelerated vesting of the Time-Based Equity Awards shall become effective as of the date that the Separation Agreement becomes effective in accordance with its terms.

(e)Benefits Termination. Except for any right the Executive may have under the federal law known as “COBRA” or other applicable law to continue participation in the Company’s group health and dental plans at his cost, the Executive’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of his employment, without regard to any continuation of the Base Salary or other payment to the Executive following termination of his employment, and, to the extent applicable, the Executive shall not be eligible to earn vacation or other paid time off following the termination of his employment.

(f)Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Executive’s obligations under the Restrictive Covenant Agreement. The obligation of the Company to make payments to the Executive under Section 5(b) or 5(c) above, and the Executive’s right to retain the same, are expressly conditioned upon his continued full performance of his obligations under the Restrictive Covenant Agreement. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement or the Restrictive Covenant Agreement.

6.Timing of Payments and Section 409A.

(a)Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(b)For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall, to the extent required to comply with Section 409A, be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c)Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.
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(d)In no event shall the Company or any Affiliate have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

7.Representations of the Executive. The Executive represents and warrants to the Company that (a) nothing in his past legal and/or work and/or personal experiences, which if became broadly known in the marketplace, would impair his ability to serve as the Chief Executive Officer of a publicly-traded company or materially damage his credibility with public shareholders; (b) the Executive has not been convicted of any criminal offense related to health care, or been debarred, sanctioned, excluded or otherwise made ineligible for participation in a federal or state health care program by any federal or state agency; (c) there are no restrictions, agreements, or understandings whatsoever to which the Executive is a party which would prevent or make unlawful his execution of this Agreement or employment hereunder; (d) the Executive’s execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Executive is a party or by which Executive is bound; (e) the Executive is free and able to execute this Agreement and to continue employment with the Company; and (f) the Executive has not used and will not use confidential information or trade secrets belonging to any prior employers to perform services for the Company.

8.Compliance Agreements. The Executive agrees to provide services to the Company in compliance with all applicable federal and state laws and regulations, as well as all compliance guidance published by federal or state agencies, including, without limitation, the Medicare and Medicaid anti-kickback law, the Stark self-referral prohibition, and compliance guidance published by the Office of the Inspector General of the Department of Health and Human Service, and to assist the Company in remaining educated and in compliance with respect to such laws and regulations and compliance guidance. The Executive acknowledges that he or she understands these requirements, and shall remain educated and informed regarding the applicable federal and state laws and regulations, as well as all compliance guidance published by federal or state agencies. In the event that the Executive knows or suspects that any activities of the Company or any personnel or contractor of the Company, or any client of the Company implicates any such requirements or guidance, the Executive agrees that he or she will immediately inform the Company and cooperate fully with the Company to investigate and address any compliance issues arising as a result of such known or suspected activities. The Executive further understands and acknowledges that compliance with this paragraph shall be a condition of employment.

9.Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.

10.Section 280G. If any payment or benefit that the Executive may receive, whether or not payable or provided under this Agreement (a “Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; reduction of employee benefits; and cancellation of accelerated vesting of outstanding equity awards. In the event that acceleration of vesting of outstanding equity awards is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of the Executive’s outstanding equity awards. All calculations and determinations made pursuant this Section 10 will be made by an independent accounting or consulting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the
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Executive for all purposes. For purposes of making the calculations and determinations required by this Section 10, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G of the Code and Section 4999 of the Code. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

11.Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Affiliates or to any person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.

12.Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.Miscellaneous. This Agreement sets forth the entire agreement between the Executive and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment, including any prior employment agreement the Executive may have been party to with the Company. In the event of a conflict between the terms of this Agreement and the terms of any equity award agreement as it relates to the treatment of equity awards held by the Executive on a termination of the Executive’s employment, the terms of this Agreement shall control and shall supersede the terms of any such equity award agreement. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a State of Florida contract and shall be governed and construed in accordance with the laws of the State of Florida, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. Executive consents to personal jurisdiction and venue of the Circuit Court in and for Lee County, Florida regarding any action arising under the terms of this Agreement and any and all other disputes between the Executive and the Company and its Affiliates.

14.Arbitration. Except as provided in the Restrictive Covenant Agreement, any and all controversies and disputes between Executive and the Company arising from this Agreement or regarding any matter whatsoever shall be submitted to arbitration before a single unbiased arbitrator skilled in arbitrating such disputes under the American Arbitration Association, utilizing its Employment Arbitration Rules and Mediation Procedures. Any arbitration action brought pursuant to this Section 14 shall be heard in Fort Myers, Lee Country, Florida.

15.Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

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IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

/s/ Chris Smith	By: /s/ Lynn Tetrault
Christopher Smith	Name: Lynn Tetrault
Title: Chair and Interim CEO

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Annex A

QuidelOrtho, Director Akouos, Director
Osler Diagnostics, Director
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NEOGENOMICS NON-COMPETITION, NON-SOLICITATION, AND NON- DISCLOSURE AGREEMENT

THIS NON-COMPETITION, NON-SOLICITATION, AND NON-DISCLOSURE
AGREEMENT (the “Agreement”) is made and entered into as of August 15, 2022, by and between Chris Smith (the “Employee”) and NeoGenomics Laboratories, Inc., a Florida Corporation, as defined below (“NeoGenomics”). Hereinafter, each of the Employee or NeoGenomics may be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties have entered into a certain letter agreement, dated August 15, 2022, that outlines the at-will employment relationship between NeoGenomics and Employee (the “Letter Agreement”); and

WHEREAS, pursuant to the Letter Agreement, Employee agrees to enter into this Agreement; and

WHEREAS, Employee acknowledges that the terms of the Letter Agreement, including, without limitation, Employee’s employment, base salary, fringe benefits, and stock options, if applicable, as well as Employee’s being granted access to the good will, trade secrets and other Confidential Information (as defined below) of NeoGenomics, are sufficient consideration to Employee for the entry into this Agreement, along with other good and valuable consideration such as decisions to promote Employee in the future or provide additional compensation opportunities and other things of value described herein; and

WHEREAS, NeoGenomics, a company that specializes in cancer diagnostic testing and information services, owns and operates a network of College of American Pathology (“CAP”) accredited clinical laboratories that focus on the delivery of genetics and molecular testing services for solid tumor and hematopoietic cancers, including, validation laboratory services and informatics, cytogenetics, flow cytometry, fluorescence in-situ hybridization (“FISH”), immunohistochemistry (“IHC”), molecular assays, next-generation sequencing (“NGS”), liquid biopsy, morphology, and MultiOmyx™ NEO’s proprietary, multi-omics multiplexing methodology to hematologists, oncologists, pathologists, hospital systems, academic centers and pharmaceutical companies throughout the United States and internationally (collectively, the “Business”); and

WHEREAS, in employing Employee, NeoGenomics will invest in its Business and in providing Employee with specialized training about its Business, introducing and facilitating relationships connected to its Business and in sharing Confidential Information, including trade secrets, about its Business; and

WHEREAS, NeoGenomics has developed and will develop relationships with customers, prospective customers, vendors and suppliers related to, connected to, arising out of its Business as well as a reputation in the Business industry, which are and will become of great importance

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and value to NeoGenomics in connection with the Business, and the loss of or injury to the Business will result in substantial and irreparable damage to NeoGenomics; and

WHEREAS, in the course of Employee’s employment by NeoGenomics, Employee shall receive, be taught or otherwise have access to items and information associated with NeoGenomics, such as business and strategic plans, financial records, customer information, vendor information, supplier information, inventions, programs, formulas, trade secrets, techniques, processes, sales and marketing information, pricing information, and other information which is confidential and proprietary; and

WHEREAS, NeoGenomics has acquired and/or developed certain trade secrets and Confidential Information, as more fully described below, and has expended significant time and expense in acquiring or developing its trade secret or Confidential Information; and expends significant time and expense on an ongoing basis in supporting and training its employees, including Employee; and

WHEREAS, as a condition of employment or continued employment, Employee agrees to comply fully with the terms of this Agreement and all policies and procedures in effect for employees, including but not limited to, all terms and conditions set forth in any NeoGenomics handbook in effect from time to time, any code of conduct, any restrictive covenant policies and any other memoranda and communications applicable to Employee pertaining to NeoGenomics’ policies and procedures, and further agrees that the following restrictions on the Employee’s activities during and after his or her employment are reasonable and necessary to protect the legitimate interests of NeoGenomics; and

WHEREAS, the Parties hereto are entering into this Agreement as a condition precedent to the employment and/or continued employment of Employee with NeoGenomics.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and intending to be legally bound hereby, NeoGenomics and Employee do hereby agree as follows:

AGREEMENT

1.Adoption of Recitals. Employee adopts the above recitals as being true and correct.

2.Definitions.

(a)The term “Business Partner” shall mean any customer, vendor, supplier or other business partner of NeoGenomics who has conducted business with NeoGenomics or entered into any contract for services with NeoGenomics within the one (1) year period immediately preceding the activity restricted by Section 6 of this Agreement.

(b)For purposes of this Agreement, the term “Confidential Information” shall mean any and all information of NeoGenomics that is not generally available to the public,

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including (i) any information regarding customer lists and prospective customer lists; specific information on customers and prospective customers (including information on preferences, credit information, and pricing); customer contracts; other corporate contracts; marketing strategies, programs, plans and methods; promotional programs, plans, and methods; pricing policies, product strategies and methods of operation and other business methods; expansion plans, including existing and entry into new geographic and/or product markets; business policies and strategies; business forecasts, financial data, costs, sales and revenue reports, and any analyses not publicly disclosed; confidential information about employees, officers, directors and other representatives of NeoGenomics; other information which enables NeoGenomics to compete successfully; terms and conditions under which NeoGenomics deals with vendors and suppliers or prospective vendors or suppliers; Personal Information and Protected Health Information; NeoGenomics’ billing rates, pricing lists (including item and customer specific pricing information); facilities information, designs, trademarks, graphics, insignia, fascia, slogans, drawings, or other commercial symbols; trade secrets; license agreements; proprietary sales and utilization methods and techniques; proprietary compositions, ideas and improvements; pricing methods and strategies; computer programs, computer systems, computer data, system documentation, special hardware, product hardware, related software development and computer software design and/or improvements, computer disks or other computer storage medium, data, models or any other photographic or other tangible materials; market feasibility studies; documentation, marketing, and business needs of customers, potential and/or vendors; inventions; future NeoGenomics business plans; project files; design systems; information on current and potential vendors including, but not limited to, their identity, pricing, and purchasing information not generally known; correspondence, letters, notes, notebooks, reports, flowcharts, proposals, processes, spreadsheets, memoranda, files; and/or all other confidential or proprietary information belonging to NeoGenomics or relating to NeoGenomics’ business and/or affairs; (ii) any information that is of value or significance to NeoGenomics that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of NeoGenomics nor intended by NeoGenomics for general dissemination; and
(iii) any information received by NeoGenomics from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information shall not include any information that enters the public domain, other than as a result of unauthorized disclosure by Employee or otherwise through a breach of Employee’s obligations under this Agreement.

(c)The phrase “directly or indirectly” shall include Employee either on Employee’s own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, Employee, independent contractor, officer, director, stockholder, or otherwise, of an entity.

(d)The term “NeoGenomics” shall mean one, all, or a combination of the following: NeoGenomics Laboratories, Inc., NeoGenomics Bioinformatics, Inc., NeoGenomics Foundation, Inc., Genesis Acquisition Holdings Corp., Genoptix, Inc., Minuet Diagnostics, Inc., Cynogen, Inc., Clarient, Inc., Clarient Diagnostic Services, Inc., Trapelo Health, LLC, NeoGenomics Europe, SA, NeoGenomics Singapore, Pte. Ltd., Suzhou NeoGenomics Pharmaceutical Research Co., Limited, and all related companies, including, but not limited to,

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predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, insurers, affiliates and assigns, and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest. Employee acknowledges that the related companies, as expressly identified herein, are third party beneficiaries of this Agreement.

(e)The term “Person” shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization, other than NeoGenomics.

(f)The term “Personal Information” shall mean information that identifies or is reasonably capable of being associated with an individual including: (i) an individual’s first name or first initial and last name in combination with any of the following data elements for that individual: social security number, tax I.D. number, driver’s license number, passport number, military identification number, or any other similar number issued on a government document used to verify an individual’s identity; financial information including any financial account number or credit or debit card number; any information regarding an individual’s medical history, mental or physical condition, medical treatment or diagnosis or any other related healthcare information; health insurance information including an insurance policy number or subscriber identification number or any other unique identifier used by a health insurer to identify an individual; and/or (ii) a username or email address in combination with a password or security question and answer that would permit access to an online account.

(g)The term “Prospective Business Partner” shall mean any prospective Business Partner (including any Person who has evidenced an intention to conduct business with NeoGenomics or evidenced an intention to enter into any contract for services with NeoGenomics) whose business has been solicited on behalf of NeoGenomics by any officer, employee, or agent of NeoGenomics within the one (1) year period immediately preceding the activity restricted by Section 6 of this Agreement, other than by form offer letter, blanket mailing or published advertisement.

(h)The term “Protected Health Information” shall mean information that is created, received, or maintained by NeoGenomics related to an individual’s health care (or payment related to health care) that directly or indirectly identifies the individual.

(i)The term “Restricted Area” shall include any geographical location anywhere in the world where Employee has been assigned to perform and/or has performed services on behalf of NeoGenomics during Employee’s employment with NeoGenomics and where NeoGenomics either (a) is engaged in business, and/or (b) is actively planning to engage in business, in each case, during Employee’s employment or, with respect to the portion of the Restricted Period that follows the termination of Employee’s employment, at the time Employee’s employment terminates. For avoidance of doubt, Employee acknowledges that, among other places, NeoGenomics operates CAP accredited and CLIA certified laboratories or otherwise has

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business operations in Florida; California; Texas; Georgia; Tennessee; Arizona; Massachusetts; North Carolina; China; Switzerland; and Singapore.

(j)The term “Restricted Business” shall mean any business that competes with the Business of NeoGenomics, as such business now exists (and is defined above in the Recitals) or may exist at the time of the termination of Employee’s employment with NeoGenomics for whatever reason. For the avoidance of doubt, Employee acknowledges that Business of NeoGenomics includes but is not limited to providing specialized products and services to pathologists, oncologists, academic centers, hospital systems, pharmaceutical firms, integrated service delivery networks, and managed care organizations throughout the United States, and pharmaceutical firms in Europe and Asia.

(k)The term “Restricted Period” shall mean during Employee’s employment with NeoGenomics and the twelve (12) months immediately following termination of Employee’s employment with NeoGenomics for whatever reason.

3.Loyalty and Best Efforts. The Employee shall devote his or her undivided loyalty and best efforts to the business of NeoGenomics. The Employee shall not, during the period of employment, be engaged in any other occupation, professional or business activity that conflicts with any obligations under this Agreement or provide services to or otherwise aid in any manner any business that competes with the Restricted Business, whether directly or indirectly. The Employee shall advise the NeoGenomics Chief Human Resources Officer, or his/her designee, at such time as an activity either of NeoGenomics or another business presents the Employee with a potential conflict of interest. The Employee shall take whatever action is requested by NeoGenomics to resolve the conflict that NeoGenomics reasonably finds to exist. The Employee further agrees to comply at all times with NeoGenomics’ workplace policies and procedures, including its Code of Conduct, as these policies may be amended from time to time.

4.Non-Competition. As a material inducement to NeoGenomics to allow Employee to remain an Employee of NeoGenomics as well as all other consideration outlined in this Agreement, Employee agrees that, during the Restricted Period, Employee shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, in any capacity similar or related to the capacity in which Employee has been engaged by NeoGenomics, engage in or compete with, or undertake any planning to engage in or compete with, all or any portion of the Restricted Business anywhere in the Restricted Area; provided, however, that Employee may at any time passively own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as (x) the aggregate holdings of Employee in any one such corporation shall constitute not more than 5% of the voting stock of such corporation and (y) Employee has no active participation in the business of such competitor corporation.

5.Non-Solicitation of Employees or Independent Contractors. As a material inducement to NeoGenomics to allow Employee to remain an employee of NeoGenomics and to provide all other consideration outlined in this Agreement, Employee agrees that, during the Restricted Period, Employee shall not, directly or indirectly, (a) hire or engage, or solicit for hiring

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or engagement, any employee of NeoGenomics or (b) solicit or attempt to induce any independent contractor providing services to NeoGenomics in any capacity to terminate or diminish his, her or its relationship with NeoGenomics.

6.Non-Solicitation of Business Partners and Prospective Business Partners. As a material inducement to NeoGenomics to allow Employee to remain an Employee of NeoGenomics and to provide all other consideration outlined in this Agreement, Employee agrees that, during the Restricted Period, Employee shall not, directly or indirectly, (a) solicit, attempt to solicit, induce, advise, or request any Business withdraw, curtail, reduce, or cancel his, her or its business relationship with NeoGenomics or (b) seek to persuade any Business Partner, or any Prospective Business Partner, to conduct with anyone else any business or activity which such Business Partner or Prospective Business Partner conducts or could conduct, with NeoGenomics; provided, however, that these restrictions will apply only if Employee has performed work for such Person during Employee’s employment with NeoGenomics or otherwise had contact with such Person during Employee’s employment or other associations with NeoGenomics, or has had access to Confidential Information which would assist in Employee’s solicitation of such Person. Employee acknowledges and agrees that NeoGenomics has substantial relationships with its Business Partners and Prospective Business Partners which NeoGenomics expends significant time and resources in acquiring and maintaining, and that NeoGenomics has Confidential Information pertaining to its business and to its Business Partners and Prospective Business Partners, and that NeoGenomics’ Confidential Information and relationships with its Business Partners and Prospective Business Partners constitute significant and valuable assets of NeoGenomics.

7.Non-Disclosure of Confidential Information of NeoGenomics. As a material inducement to NeoGenomics to allow Employee to remain an employee of NeoGenomics, and as a material inducement to NeoGenomics to disclose or allow to be known to Employee some or all of the Confidential Information during the term of Employee’s employment with NeoGenomics (at NeoGenomics’ sole and absolute discretion), Employee hereby agrees that all Confidential Information which Employee will create or to which Employee has access as a result of Employee’s employment and other associations with NeoGenomics is and will remain the sole and exclusive property of NeoGenomics. Employee agrees that, except as required for the proper performance of Employee’s regular duties for NeoGenomics, as expressly authorized in writing in advance by a duly authorized officer of NeoGenomics, or as required by applicable law, Employee will never at any time, either during or after employment by NeoGenomics, directly or indirectly, use, publish, disseminate, distribute or otherwise disclose any Confidential Information to any other person or entity. Employee agrees to take all steps necessary, and all steps requested by NeoGenomics, to ensure that the Confidential Information is kept secret and confidential and for the sole use and benefit of NeoGenomics and to comply with all applicable policies and procedures of NeoGenomics regarding the storage and security of all Confidential Information whether in hard copy form or stored on computer disks or other electronic media. Such policies and procedures may include, but not be limited to, a prohibition against Employee sending any NeoGenomics document to a personal e-mail account or using any removable media, such as a flash or external drive, at Employee’s work station, absent explicit written permission from a superior. Further, Employee will not view or access Personal Information or Personal Health Information unless required by NeoGenomics in the course of Employee’s job duties and

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responsibilities for NeoGenomics and then only when authorized by NeoGenomics to do so. Employee acknowledges that Employee shall bear all costs, losses, and damages resulting from any intentional breach of this Section 7, to the fullest extent permitted by applicable law.

8.Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement, (a) Employee shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (a) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding, and (b) if Employee files a lawsuit for retaliation by NeoGenomics for reporting a suspected violation of law, Employee may disclose NeoGenomics’ trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. Notwithstanding the immunity from liability set forth in this Section 8, Employee understands that Employee may be held liable if Employee unlawfully discloses, accesses, or misappropriates trade secrets of NeoGenomics.

9.Non-disparagement. Subject to the last sentence of Section 11 of this Agreement, during and after Employee’s employment with NeoGenomics, Employee will not make any representation or statement, whether written or oral, to any person or entity, including, but not limited to, former, current and potential clients, vendors, business partners, employees, or competitors of NeoGenomics, which reflects any opinion, judgment, observation or representation that may defame, disparage, harm, or otherwise reflect negatively on NeoGenomics or its officers, directors, or employees. Employee understands that Employee’s commitment not to defame, disparage, or impugn NeoGenomics’ reputation constitutes a willing and voluntary waiver of Employee’s rights under the First Amendment of the U.S. Constitution and other laws. Nothing in this Agreement, however, prohibits Employee from disclosing information about unlawful acts in the workplace, including but not limited to information pertaining to sexual harassment or any other unlawful or potentially unlawful conduct. Further, nothing in this Agreement, including this Section 9, is intended to limit or prohibit Employee from exercising Employee’s rights under Section 7 of the National Labor Relations Act.

10.Return of Property and Confidential Information. Employee agrees that the Documents (as defined below) shall be the sole and exclusive property of NeoGenomics, and further agrees to safeguard all Documents upon termination of employment or at such earlier time or times as a duly authorized officer of NeoGenomics may specify. Employee further agrees that Employee will promptly deliver to NeoGenomics all originals and copies of any notes, data, reference materials, sketches, drawings, memoranda, documents, records and files, relating to the business, present or otherwise, whether or not incorporating or reflecting any Confidential Information or any copyrights or proprietary rights therein (whether maintained in tangible or intangible form, computer memory or other format), and whether made or compiled by or on behalf of Employee or made available to Employee by NeoGenomics (the “Documents”), in the possession, custody, or control of Employee upon termination of employment or at such earlier

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time or times as a duly authorized officer of NeoGenomics may specify. Following termination or a request to return Confidential Information, Employee will not acquire, use, maintain, copy, or disclose any materials containing Confidential Information. Employee will return any and all equipment, software, keys, access cards, files and other property belonging to NeoGenomics promptly upon termination of Employee’s employment and at any time at NeoGenomics’ request. Employee also agrees to disclose to NeoGenomics, at the time Employee’s employment terminates or at such earlier time or times as a duly authorized officer of NeoGenomics may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which Employee has password-protected on any computer equipment, network or system of NeoGenomics. In the event of the termination of Employee’s employment, Employee agrees to sign and deliver the “Termination Certification” attached hereto as “Addendum A.”

11.Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. If Employee is requested or legally required to disclose any Confidential Information or trade secrets, Employee must notify NeoGenomics prior to doing so by providing NeoGenomics with written notice ten (10) business days in advance of the intended or compelled disclosure. (If disclosure is required sooner than ten (10) days, Employee must provide NeoGenomics with Notice immediately upon learning that disclosure is sought and before disclosure is required or compelled). Notice shall be provided to the following address: Head of Human Resources, NeoGenomics, 9490 NeoGenomics Way, Fort Myers, FLorida. For the avoidance of doubt, nothing in this Agreement limits, restricts or in any other way affects Employee’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity, or requires Employee to furnish notice to NeoGenomics of the same.

12.Proprietary Rights and Assignment of Inventions. Employee agrees to promptly and fully disclose to NeoGenomics all inventions, discoveries, concepts, designs, descriptions, developments, methods, modifications, improvements, trade secrets, processes, procedures, plans, projects, systems, strategies, information, compositions, software, formulae, data, “know-how,” databases, algorithms, techniques and works of authorship and other intellectual property, sketches, schematics, technical documentation, or modifications or derivatives of any of the foregoing, whether or not patentable or protectable by copyright or constituting trade secrets, made or conceived, created, developed or reduced to practice, or learned by Employee (whether alone or jointly with others, whether or not during normal business hours or on or off NeoGenomics premises) during the period of Employee’s employment by NeoGenomics that relate either to the business of NeoGenomics or to any prospective activity of NeoGenomics or that result from any work performed by Employee for NeoGenomics or that make use of Confidential Information or any of the equipment or facilities of NeoGenomics (together, “Proprietary Inventions”). Employee acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of Employee’s employment with NeoGenomics and which are eligible for copyright protection are “works made for hire” as that term is defined in the United

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States Copyright Act (17 U.S.C., Section 101) and shall, upon creation, be owned exclusively by NeoGenomics. Employee does hereby assign, and to the extent assignment cannot now be made, will hereby assign, to NeoGenomics the Employee’s entire right, title and interest in and to any and all Proprietary Inventions and related patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, trade secrets, rights in trade secrets and other intellectual property rights worldwide. Employee agrees to (i) cooperate fully with NeoGenomics both during and after employment with NeoGenomics to obtain, maintain and enforce patents, trademarks, copyrights, trade secrets and other intellectual property rights worldwide in Proprietary Inventions, (ii) to execute and any all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of further instruments of assignment or confirmatory and the provision of good faith testimony by declaration, by affidavit or in-person) requested by NeoGenomics to assign the Proprietary Inventions to NeoGenomics (or as otherwise directed by NeoGenomics) and to permit NeoGenomics to secure, prosecute and enforce any patents, copyrights or other proprietary rights to the Proprietary Inventions, and (iii) sign all papers and provide such assistance as NeoGenomics may reasonably deem necessary or desirable to protect its patents, trademarks, copyrights, trade secrets and other intellectual property rights worldwide in Proprietary Inventions. If NeoGenomics is unable, after reasonable effort, to secure the Employee’s signature on any such papers, Employee hereby irrevocably designates and appoints each officer of NeoGenomics as the Employee’s agent and attorney-in-fact to execute any such papers on Employee’s behalf, and to take any and all actions as NeoGenomics may reasonably deem necessary or desirable to protect its patents, trademarks, copyrights, trade secrets and other intellectual property rights worldwide in Proprietary Inventions. Employee will not charge NeoGenomics for time spent in complying with these obligations.

Employee has attached to this Agreement, as “Addendum B” (“List of Inventions”), a complete list of what Employee represents to be all Inventions made, conceived, or first reduced to practice by Employee, alone or jointly with others, prior to Employee’s employment with NeoGenomics
(i) with respect to which Employee has or had any property interest or claim of ownership and (ii) that if made, conceived or first reduced to practice during Employee’s employment with NeoGenomics, would constitute Proprietary Inventions. If no such Inventions list is attached to this Agreement, Employee represents that Employee has no such Inventions at the time this Agreement is signed. All Inventions related to any patent, copyright, trade secret, or other intellectual property rights worldwide and related to or useful in the Business worked on by Employee during Employee’s period of employment or within a period of one (1) year after the termination of employment with NeoGenomics for any reason shall be presumed to have been conceived during Employee’s employment with NeoGenomics and shall therefore be deemed a Proprietary Invention.

13.Need for Restrictions. In signing this Agreement, Employee gives NeoGenomics assurance that Employee has carefully read and considered all the terms and conditions of this Agreement, including without limitation the restraints imposed on Employee under Sections 4, 5 and 6 above, that Employee has not relied on any agreements or representations, express or implied, that are not set forth expressly in this Agreement, and that Employee has signed this Agreement knowingly and voluntarily. Employee acknowledges and agrees without reservation

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that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate business interests of NeoGenomics, including, without limitation, the need to protect NeoGenomics’ trade secrets and Confidential Information, and that each and every one of the restraints is reasonable in respect to scope, subject matter, length of time, and geographic area. In the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Employee further agrees that no claimed breach of this Agreement or other violation of law by NeoGenomics, or change in the nature or scope of Employee’s employment or other relationship with NeoGenomics, shall operate to excuse Employee from the performance of Employee’s obligations under this Agreement. Employee also acknowledges, as set forth in Section 14 below, that NeoGenomics may obtain a temporary, preliminary and/or permanent injunction to restrain any violations of, or otherwise enforce this Agreement. Employee also acknowledges that, if Employee’s future employment’s job duties would inevitably cause Employee to disclose Confidential Information or trade secrets of NeoGenomics, NeoGenomics may seek to protect its legitimate business interests by enjoining Employee from working in that future position.

14.Breach of Restrictive Covenants. Employee understands that if Employee violates the terms of this Agreement while employed by NeoGenomics, Employee will be subject to disciplinary action up to and including discharge from employment. Employee acknowledges that Confidential Information is a special and unique asset of NeoGenomics and derives independent economic value, actual or potential, from not being generally known by the public or by other persons or entities who can obtain economic value from its disclosure. Employee further acknowledges that improper disclosure of NeoGenomics’ Confidential Information and the breach of any other restrictive covenant set forth this Agreement would cause irreparable injury to NeoGenomics, and that, if NeoGenomics shall bring legal proceedings against Employee to enforce any restrictive covenant, NeoGenomics shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, a preliminary or permanent injunction against any breach or threatened breach by Employee of any such covenants without having to post a bond, damages (including, without limitation, compensatory damages from actual loss of misappropriation and unjust enrichment), attorneys’ fees, and costs. If Employee violates any of the restrictions contained in this Agreement, the Restricted Period will be tolled, and will not run, during the period of any breach by Employee of such restrictions.

15.Attorney’s Fees. If any legal proceedings are brought for the enforcement of this Agreement, in addition to any other relief to which the successful or prevailing party may be entitled, the successful or prevailing party shall be entitled to recover attorneys’ fees, investigative fees, administrative fees, court costs, and all expenses, including, without limitation, all fees, taxes, costs and expenses incident to post-judgment proceedings incurred by the successful or prevailing party in that action or proceeding. Said remedies shall not be deemed the exclusive remedies for any breach or threatened breach and NeoGenomics shall be entitled to any and all other remedies available by law or in equity.

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16.Duty to Disclose Agreement and to Report New Employer. NeoGenomics has a legitimate business purpose in the protection of its Confidential Information and, therefore, NeoGenomics has the right to such information as is reasonably necessary to inform NeoGenomics whether the terms of this Agreement are being complied with by Employee. Accordingly, Employee shall promptly notify any new employer of Employee’s obligations contained herein. Employee shall also provide NeoGenomics with the identity of Employee’s new employer and a description of the services being provided by Employee in sufficient detail to allow NeoGenomics to reasonably determine whether such activities fall within the scope of activities prohibited by the provisions of this Agreement.

17.Prior Agreements. Employee represents and warrants that Employee is able to be employed by NeoGenomics and to perform the contemplated duties of Employee’s employment without being in breach of confidentiality agreements or disclosing proprietary information of any third party, and that no proprietary information of any third party shall be disclosed to NeoGenomics. Employee further represents and warrants that Employee is not prohibited from entering into this Agreement or performing services or complying with Employee’s obligations under it by any non-competition restriction, non-solicitation restriction, anti-piracy agreement, employment agreement, or any other agreement to which Employee is a party or is bound, and that Employee is not now subject to any covenants against competition or similar covenants or other obligations to third parties or to any court order, judgment or decree that would affect the performance of Employee’s obligations hereunder or Employee’s duties and responsibilities to NeoGenomics. Employee will not disclose to or use on behalf of NeoGenomics, or induce NeoGenomics to possess or use, any confidential or proprietary information of any previous employer or other third party without that party’s consent. Employee agrees to indemnify and hold NeoGenomics harmless of all claims or causes of action by any person or entity against NeoGenomics arising out of any alleged breach by Employee of any such agreement or any other restrictions inconsistent with the aforementioned representations.

18.Use of Employee Name, Image, and Voice. Employee authorizes NeoGenomics to use and publish Employee’s name and picture, including audio or video tape recordings, for purposes relating to NeoGenomics’ business without an additional release from Employee.

19.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Employee and NeoGenomics. and each of their respective successors, executors, administrators, heirs and assigns. This Agreement may be assigned by NeoGenomics without Employee’s consent; provided, however, NeoGenomics may assign its rights and obligations under this Agreement without Employee’s consent to one of its affiliates or to any Person with whom NeoGenomics shall hereafter effect a reorganization, consolidate or merge, or to whom NeoGenomics shall hereafter transfer all or substantially all of the properties or assets related to the business for which Employee works. This Agreement is not assignable by Employee.

20.At-Will Employment. Employee acknowledges that this Agreement is not meant to constitute a contract of employment for a specific duration or term, and that Employee’s employment with NeoGenomics is at will. The Parties will retain the right to terminate Employee’s employment at any time, with or without notice or cause.

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21.Construction, Survival. If the scope of restrictions specified in this Agreement should be adjudged unreasonable in any proceeding, then the scope shall be reduced so that the restrictions may be enforced as is adjudged to be reasonable. In the event that any part of this Agreement shall be held to be unenforceable or invalid, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof. Provisions of this Agreement shall survive any termination of Employee’s employment with NeoGenomics if so provided in this Agreement or if necessary or desirable to accomplish the provision of other surviving provisions.

22.Amendments and Waiver. No provision of this Agreement may be modified, waived, or discharged (and no breach shall be deemed to be waived) unless such waiver, modification, or discharge is approved by NeoGenomics and agreed to in writing and signed by Employee and such officer as may be specifically authorized by NeoGenomics. The failure of a Party at any time to require performance of any Section of this Agreement will not affect such Party’s rights at a later time to enforce such Section. No waiver by a Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

23.Right to Review and Seek Counsel. Employee acknowledges that Employee has had the opportunity to seek independent counsel in connection with the execution of this Agreement, and Employee represents and warrants to NeoGenomics (a) that Employee has sought such independent counsel and advice as Employee has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that Employee has not relied on any representation of NeoGenomics as to the consequences of the execution hereof.

24.Headings and Captions. The titles and captions of sections and subsections contained in this Agreement are provided for convenience of reference only, and shall not be considered terms or conditions of this Agreement.

25.Venue and Governing Law. This Agreement is a Florida contract and shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to the conflict of laws principles that could result in the application of the laws of another jurisdiction. The Parties expressly consent to the exclusive jurisdiction and venue of any state Court of competent jurisdiction in Lee County, Florida or the United States District Court for the Southern District of Florida, in connection with any dispute arising out of this Agreement, and agree that any such dispute shall be brought and maintained solely in such courts. The Parties expressly waive any claims or defenses of forum non conveniens to jurisdiction and venue in any state Court of competent jurisdiction in Lee County, Florida or the United States District Court for the Southern District of Florida.

26.Waiver of Jury Trial. EMPLOYEE WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED IN CONNECTION HEREWITH OR HEREAFTER OR

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RELATED    IN    ANY    FASHION    TO    EMPLOYEE’S    EMPLOYMENT    WITH NEOGENOMICS.

27.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

28.Entire Agreement. This Agreement contains the entire understanding of the Parties hereto, with the inclusion of any applicable addendums attached to this Agreement, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. This Agreement supersedes all negotiations, communications, preliminary agreements, and all prior and contemporaneous discussions and understandings of the Parties hereto and/or their affiliates, whether written or oral, in connection with the subject matter of this Agreement, except however, that (x) this Agreement will not terminate or supersede any additional obligations Employee may have pursuant to any other agreement or under applicable law with respect to confidentiality, assignment of rights to intellectual property or the like and (y) this Agreement shall be read in pari material with the Letter Agreement. Employee acknowledges that Employee has not relied on any prior or contemporaneous discussions or understandings in entering into this Agreement. The provisions of this Agreement are severable.

[Signatures Appear on the Following Page]

/s/ CS
Employee's Initials

EMPLOYEE CERTIFIES THAT EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS THAT IT IMPOSES WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO SUCH PERSON TO INDUCE THE SIGNING OF THIS AGREEMENT. INTENDING TO BE LEGALLY BOUND HEREBY, EMPLOYEE HAS SIGNED THIS AGREEMENT AS OF THE DAY AND YEAR WRITTEN BELOW (SUCH DATE, THE “EFFECTIVE DATE”).

EMPLOYEE	NEOGENOMICS LABORATORIES, INC.

Name: Chris Smith	Name: Lynn Tetrault

Signature: /s/ Chris Smith	Title: Chair and Interim CEO

Date: July 20, 2022	Signature: /s/ Lynn Tetrault

Date: July 20, 2022

Address: 9490 NeoGenomics Way
Fort Myers, Florida 33912

/s/ CS
Employee's Initials

ADDENDUM A TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, files, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, Confidential Information, Inventions, other documents or property, or reproductions of any aforementioned items belonging to NeoGenomics.

I further certify that I have complied with all the terms of NeoGenomics’ Non-Competition, Non-Solicitation, and Non-Disclosure Agreement signed by me, including the reporting of any Inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others).

I understand that post-termination obligations exist under the Non-Competition, Non- Solicitation, and Non-Disclosure Agreement signed by me and that NeoGenomics may seek any and all avenues of legal redress should I breach that Agreement. I further certify that I have complied with terms of that Agreement and will comply with all post-termination obligations under that Agreement.

Date:
Employee Name

Employee Signature

Employee's Initials

ADDENDUM B: LIST OF INVENTIONS

List of all inventions or improvements (referred to in Section     of the Agreement) made by the Employee, alone or jointly with others, prior to joining NeoGenomics.

Right, Title or Interest	Date Acquired	Identifying Number or
(If none, please write		Brief Description of
“NONE”.)		Inventions or
Improvements

Employee's Initials